July 8, 2005



Mr. Donald Neal
Chief Executive Officer
American Goldfields, Inc.
200-4170 Still Creek Drive
Burnaby, B.C. Canada, V5C 6C6


	Re:	American Goldfields Inc.
		Form 10-KSB for Fiscal Year Ended December 31, 2004
		File No. 0-49996


Dear Mr. Neal:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



								Jill S. Davis
								Branch Chief

??

??

??

??

Mr./Ms.
Company Name
Date, 2005
page 1




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
100 F Street, NE
WASHINGTON, D.C. 20549-7410

   DIVISION OF
CORPORATION FINANCE
MAIL STOP 7410